Exhibit 99.1

       Tasty Baking Company Reports Third Quarter 2003 Results

    PHILADELPHIA--(BUSINESS WIRE)--Oct. 28, 2003--Tasty Baking Company (NYSE: TBC) today announced financial results for the third quarter and the thirty-nine weeks ended September 27, 2003.
    For the third quarter, the company reported gross sales of $60.8 million, compared to $63.7 million in the same period last year, a decrease of 4%. Net sales for the third quarter were $38.9 million, compared to $40.0 million in the same period last year, a 3% decline. Net loss and diluted net loss per share for the third quarter were $1.4 million and $0.18, respectively, compared to a net loss and diluted net loss per share of $0.4 million and $0.05, respectively, in the same period last year.
    In the third quarter, route sales were up 3% versus a year ago, driven by the increased number of routes added to the Eastern Shore of Maryland. Non-route sales declined 20% versus the third quarter a year ago, mostly attributable to the company's exit from business in the West Coast. Gross margin was 27.7% for the third quarter, a 3 percentage point increase compared to the third quarter a year ago. This is a result of gross margin improvement in the single-serve pie business and favorable sales mix between routes and non-routes.
    Increased marketing spending and expansion of the direct store delivery system into the Cleveland and Pittsburgh markets resulted in incremental pre-tax expense of $2 million compared to the third quarter of the prior year. There was pre-tax income of $0.1 million due to restructure charge reversals in the third quarter 2003 resulting from favorable settlements of certain thrift store lease contracts.
    For the thirty-nine weeks ended September 27, 2003, gross sales were $188.2 million, compared to $193.3 million last year, a decrease of 3%. Net sales for the thirty-nine weeks were $120.1 million compared to $122.7 million in the same period a year ago, down 2%. The company's net loss year-to-date was $0.6 million, or $0.07 per diluted share, compared with net income of $1.7 million, or $0.20 per diluted share, in the same period last year. The company's results for the same period last year reflected a pre-tax restructure charge of $1.4 million. Route sales were up 3% year-to-date versus the prior year, and non-route sales were down 16% year-to-date versus the prior year.
    Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, "Our primary focus since arriving at Tasty Baking Company has been to position the company for long term growth. We are executing our transformation plan by increasing our investment in the Tastykake brand, entering new markets with our direct store delivery system, delivering product innovation and building the foundation for improved productivity and efficiency."
    David S. Marberger, senior vice president and chief financial officer of Tasty Baking Company, said, "We continue to make the necessary investments in human capital, marketing and geographic expansion, which are impacting our earnings year-to-date. However, our ability to leverage our working capital enabled us to increase year-to-date cash flow from operations 2% versus the prior year. This performance has allowed the company to reduce its bank debt by $2 million versus a year ago."
    Pizzi concluded, "There is renewed energy throughout our organization. We continue to have a sense of urgency as we execute our transformation plan and are confident that this strategy will positively impact the company's sales and earnings beginning in 2004."
    Tasty Baking Company management will host a conference call today at 11:30 a.m. EST to discuss the company's financial results. Investors will have the opportunity to listen to the call over the Internet at Tasty Baking Company's web site, http://www.tastykake.com. On the company's homepage, click on "Corporate Info" and then under "Investor Information." To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will remain available for ninety days.
    Tasty Baking Company (NYSE: TBC), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country's leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company website or by calling 1-800-33-TASTY.
    Except for historical information contained herein, the matters discussed are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially. There are a number of factors that may cause actual results to differ from these forward-looking statements, including the success of marketing and sales strategies and new product development, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the Company are provided in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission from time to time. Please refer to these documents for a more thorough description of these and other risk factors.


                TASTY BAKING COMPANY AND SUBSIDIARIES
             CONSOLIDATED HIGHLIGHTS OF OPERATING RESULTS
                             (Unaudited)
                  ( 000's, except per share amounts)

                              13 Weeks Ended        39 Weeks Ended
                          ---------------------  ---------------------
                           9/27/2003  9/28/2002  9/27/2003  9/28/2002
                           ---------- ---------- ---------- ----------

Gross sales               $   60,837 $   63,652 $  188,153 $  193,309
Less discounts and
 allowances                  (21,889)   (23,671)   (68,029)   (70,582)
                           ---------- ---------- ---------- ----------
Net sales                     38,948     39,981    120,124    122,727
                           ---------- ---------- ---------- ----------

Cost of sales                 26,391     28,234     81,347     81,311
Depreciation                   1,772      1,886      5,249      5,260
Operating expenses            13,107     10,558     34,906     32,238
Restructure charge
 (reversal)                     (129)         -       (444)     1,405
Interest expense and
 other (income), net              (5)       (34)       (77)       (53)
                           ---------- ---------- ---------- ----------

                              41,136     40,644    120,981    120,161
                           ---------- ---------- ---------- ----------

Income before provision
 for income taxes             (2,188)      (663)      (857)     2,566
Provision for income
 taxes                           755        232        296       (914)
                           ---------- ---------- ---------- ----------


Net income                $   (1,433)$     (431)$     (561)$    1,652
                           ========== ========== ========== ==========


Average number of shares
 outstanding:
                   Basic       8,098      8,078      8,098      8,066
                   Diluted     8,114      8,165      8,106      8,178
Per share of common
 stock:

Net income: Basic and
 Diluted                      ($0.18)    ($0.05)    ($0.07)$     0.20
                           ========== ========== ========== ==========

Cash Dividend             $     0.05 $     0.12 $     0.15 $     0.36
                           ========== ========== ========== ==========


                TASTY BAKING COMPANY AND SUBSIDIARIES
               CONSOLIDATED HIGHLIGHTS OF BALANCE SHEET
                             (Unaudited)
                               ( 000's)

                                                 9/27/2003  9/28/2002
                                                 ---------- ----------

Current Assets                                  $   33,996 $   35,779
Property, Plant, and Equipment, Net                 58,820     58,879
Other Assets                                        23,214     20,810
                                                 ---------- ----------

     Total Assets                               $  116,030 $  115,468
                                                 ========== ==========



Reserve for Restructure - Current Portion       $    1,269 $      888
Current Liabilities                                 19,363     17,039
Long Term Debt                                      12,715     13,486
Reserve for Restructure - Less Current Portion       2,001        538
Accrued Pension and Other Liabilities               16,932     11,292
Non Pension Postretirement Benefits                 17,923     17,808
Shareholders' Equity                                45,827     54,417
                                                 ---------- ----------

     Total Liabilities and Shareholders' Equity $  116,030 $  115,468
                                                 ========== ==========



     Total Debt                                 $   16,186 $   16,669
                                                 ========== ==========

    CONTACT: Tasty Baking Company
             Mary C. Borneman, 215-221-8537
             mary.borneman@tastykake.com
             or
             David S. Marberger, 215-221-8500